TONIX PHARMACEUTICALS HOLDING CORP. S-8

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tonix Pharmaceuticals Holding Corp. (the “Company”) on Form S-8 to be filed on or about June 17, 2022 of our report dated March 14, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 14, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 17, 2022